Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements of Hannon Armstrong Sustainable Infrastructure Capital, Inc.:

(1)	Form S-8 No. 333-188070,

(2)	Form S-3 No. 333-198157, and

(3)	Form S-3 No. 333-198158,

of (i) our report dated March 9, 2015, with respect to the consolidated financial statements of Hannon Armstrong Sustainable Infrastructure Capital, Inc. and (ii) our report dated January 25, 2013, with respect to the financial statements of HA EnergySource Holdings LLC, included in this Annual Report (Form 10-K) for the year ended December 31, 2014, filed with the U.S. Securities and Exchange Commission.

/s/ Ernst & Young LLP

McLean, Virginia

March 9, 2015

Exh. 23.1-1